Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. EXTENDS LONG TERM DEBT OBLIGATIONS AND RENEGOTIATES PUT OPTIONS

HOUSTON – (April 30, 2009) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), the nation’s premier operator of upscale gentlemen’s clubs, said today it has renegotiated terms of certain of its long term debt and a significant portion of outstanding put options used in the financing of some recent acquisitions.

“Under the new terms we have extended payback periods, reduced the number of shares that can be put back to us and reduced cash outlays for the next 12 months,” according to Eric Langan, President and CEO of Rick’s Cabaret. “This gives our company more flexibility, enables us to retain more of our cash flow and will permit us to resume our acquisition program without issuing more equity at our currently low share price.”

As part of the restructuring, Rick’s Cabaret renegotiated the terms of Lock-Up/Leak-Out agreements with sellers of certain clubs it has purchased in recent years. Under these agreements the sellers have the right to have Rick’s Cabaret purchase a certain number of its shares of common stock issued as payment for the acquisitions. “By extending the time frame of the put options and converting some of the puts to debt, cash outlays that may be due have been deferred to future years,” Mr. Langan said.

Under the original Lock-Up/Leak-Out agreements, the potential existed that 233,438 shares could be put to the company in the 12 months starting June 1, 2009 at a potential cost of $5.2 million. Under the renegotiated plan the number of shares the company could be required to buy in this period has been reduced to 181,242 at a potential cost of $4 million.  Mr. Langan also noted that each one dollar increase in the company’s stock price reduces the potential cash outlay by almost $600,000 over the term of the puts.

The company also extended by two years, until November 30, 2012, the payment of $10 million in promissory notes to the previous owners of Tootsie’s Cabaret in Miami Gardens, FL. The balloon payment originally was due November 30, 2010.

In addition, Rick’s Cabaret renegotiated the terms of its purchase agreements with ED Publications and the related Teeze Publications. The new agreement provides for the execution of a $200,000 promissory note payable over two years in lieu of the issuance of 8,696 shares. The company simultaneously purchased 6,522 shares that had been issued in connection with the Teeze transaction by means of a $150,000 promissory note payable over two years.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Web site, couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com